Exhibit 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. SELLS PLANT IN ENGLAND;

WILL UPDATE ENVIRONMENTAL LIABILITY IN GOODYEAR, ARIZONA

STAMFORD, CONNECTICUT – December 12, 2007 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced today that it has sold the buildings and land at its Ipswich, England facility to Borderbeach Limited, a wholly owned subsidiary of Allied Property and Leisure Limited, a commercial real estate developer in England, for $36 million as part of a restructuring of its remaining foundry operations. Including estimated associated restructuring costs, the Company expects an after-tax gain of approximately $20 million, or $0.33 per share, in the fourth quarter. Crane will lease part of the property for up to two years until the ongoing manufacturing and office activities are transferred to new premises. The Ipswich facility manufactures a variety of valves and fittings used in controlling the flow of liquids and natural gas.

Mr. Eric Fast, President and Chief Executive Officer of Crane Co., said, “The sale of this property is consistent with our strategy of consolidating manufacturing operations to reduce costs, while at the same time continuing to provide our customers with high quality products. This restructuring is another important step toward reaching our previously announced goal of achieving a 15% operating margin in our Fluid Handling segment.”

Separately, Crane announced that it will update its previously disclosed environmental liability for the Superfund site located in Goodyear, Arizona because recent changes in the groundwater profile indicate that more extensive remediation is required. The Company initially recorded a liability in 2004 for estimated costs through 2014, after reaching agreement with the Environmental Protection Agency. At the end of September, 2007, the liability totaled $15.4 million. It is anticipated that the Company will record a pretax charge of an amount somewhat greater than the current liability. The Company’s updated remediation plan will be completed in connection with the preparation of its financial statements for 2007. For additional information on the Goodyear site and the associated liability, please see the Company’s Annual Report on Form 10-K and most recent 10-Q.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 12,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and subsequent reports filed with the Securities and Exchange Commission.

2007 - 29

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